UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV
(Name of Registrant as Specified in Its Charter)

MCDOWELL INVESTMENTS, L.P.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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McDOWELL INVESTMENTS, L.P.
15700 College Blvd. - Suite 100
Lenexa, KS  66219
(913) 492-6008

December 17, 2007

To Our Fellow Limited Partners of Boston Financial Qualified Housing L.P., IV

We own approximately 1% of this Partnership.  Our Managing General Partner, Arch Street VIII Inc. (Arch) controlled by MMA Financial (MMA) claims to be “vastly” more experienced than Everest.  Please consider if you want any more of the following “experiences”:

SAFEGUARDING OUR CASH AND RESERVES
1.           In the period December 2006 to early February 2007, $428,553 of financial benefit improperly went to an affiliate of our General Partner.  Arch and MMA, to date, have refused to provide any detail of this.  There has absolutely!! never!! been any detail filed with the SEC as Arch tries to make you think in their last letter.  Are we to believe there was no lost interest before December 2006?  The Partnership had $15,398,077 of cash at December 31, 2006 and reported only $339,281 of Investment Income.

RETURN ON INVESTMENT (or lack thereof)
2.           Original Limited Partners put $1,000 a unit in this partnership over 15 years ago.  Now Arch and MMA say best case they expect you will get $426 ($226 in cash paid out to date and up to $200 when liquidated.)  Arch and MMA have lost nearly 60% of your money while collecting hundreds of thousands in fees.

ORDERLY LIQUIDATION
3.           Arch and MMA are currently trying to do a rush fire sale on Leawood Manor.  Their Broker has just listed the property but yet has made a call for offers on January 10, 2008.  We believe a multi million dollar property should be sold over months not weeks.  Also, a large marketing and sale during the Holidays makes no sense.

WASTING CASH
4.           Arch and MMA are spending hundreds of thousands of dollars of Partnership funds on legal fees that we believe are payments for the General Partner defending and then being forced to disclose their actions that were improper.

CONFLICT OF INTEREST FOR OUR PARTNERSHIPS ATTORNEYS
5.           Deborah Thaxter and her firm Nixon Peabody, LLP have a conflict of interest.  They continue to try and represent both the General Partner and the Partnership.  We just got a letter from them that should have come from the General Partner.  We believe our partnership’s money is paying a conflicted law firm to do the General Partners job.

FINALLY AND MOST INCREDIBLY!
6.           Arch believes it is a “Good Deed” to return to our Partnership “Lost Interest”.  Do you want, as your General Partner, someone who thinks returning improper financial benefits from an affiliate is a “Good Deed”?

Please review the letter on the other side and know our “experienced” General Partner continues to refuse answering the detailed questions about “Lost Interest”.  When you get called asking for your vote, you should demand an answer.

WE STRONGLY SUGGEST A FOR VOTE BE SENT BACK TO EVEREST.

McDOWELL INVESTMENTS, L.P.
15700 College Blvd. - Suite 100
Lenexa, KS  66219
(913) 492-6008

Facsimile:  617-346-7797
Facsimile:  617-345-1300

December 12, 2007

Boston Financial	Nixon Peabody LLP
c/o Arch Street VIII, Inc.	100 Summer Street
c/o MMA Financial TC Corp.	Boston, MA 02110
101 Arch Street - 16th Floor	Attn.: Deborah Thaxter, Esq.
Boston, MA 02110
Attn.: Michael H. Gladstone	Gary Mentesana
101 Arch Street - 16th Floor
Jenny Netzer and	Boston, MA 02110-1106
Michael Gladstone
Individually and As Officers of	Patricia Glenn Goldberg
Arch Street VIII, Inc.	101 Arch Street - 16th Floor
101 Arch Street - 16th Floor	Boston, MA 02110-1106
Boston, MA 02110-1106

Dear Mr. Gladstone, Ms. Thaxter, Ms. Netzer, Mr. Mentesana and Ms. Goldberg:

For the Third Time we ask:

1.
What Law Firm represents the General Partner?  We have just received a letter from Debra Thaxter of Nixon Peabody that fails to identify who she represents.  Since she is defending the actions of the General Partner, we will assume she represents the G.P. and our partnership is not paying Nixon Peabody fees.  We hope Nixon Peabody is not the principal law firm that caused the under accrual material weakness you recently disclosed by not submitting invoices timely.

2.
We demand a detailed calculation of Lost Interest from January 2005 to November 2007.  To date you have not given details or explanations of why you first stated Lost Interest was $363,000 but later reimbursed $428,553.  More incredibly, how could there be Lost Interest of $428,553 from December 2006 to early February 2007 and none for prior periods or after February 2007?

3.
Have you agreed the G.P.’s actions were improper and constitute negligence or misconduct?  Please verify no partnership funds are being expended for attorneys working on matters which resulted in improper financial benefit to affiliates of the General Partner.

Please remember our questions are about specific activities of our Partnership.  Your repeated background statements regarding our fully disclosed public activities are meant only to confuse limited partners instead of handling the serious partnership issues at hand.  The problem is your improper actions and not about McDowell Investments or their principals.

Very truly yours,

/s/ Kevan Acord

Kevan Acord